Exhibit (e)(8)(ii)

NEUBERGER BERMAN INCOME FUNDS

CLASS R6

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Core Bond Fund

Neuberger High Income Bond Fund

Neuberger Strategic Income Fund

Date: February 28, 2026